EXHIBIT 10.7(b)
AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 3rd day of April, 2006, by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and Louis J. DeBone (“Executive”).
          WHEREAS, the Company and Executive are party to that certain Executive Employment Agreement dated as of July 1, 2004 (the “Agreement”);
          WHEREAS, the Executive has notified the Company that he plans to retire from the Company effective as of September 1, 2006;
          WHEREAS, in connection with Executive’s retirement, the Company and Executive desire to amend the Agreement, effective as of April 1, 2006, as permitted by Section 15 of the Agreement, upon the terms and conditions set forth herein;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 8(a) is hereby amended to restate the fourth sentence of such subsection in its entirety as follows:
“Except as provided in Section 8(c) and 8(d), the Company shall have no liability to Executive under this subsection other than that the Company shall pay Executive’s wages and benefits through the effective date of Executive’s resignation.”
2.	Section 8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Termination for Cause. The Company may terminate the Executive’s employment for Cause. “Cause” shall mean: (i) the Executive’s willful and substantial misconduct with respect to the Company’s business or affairs; (ii) the Executive’s gross neglect of duties, or (iii) the Executive’s conviction of any felony, which, in the case of clauses (i) and (ii) of this definition, has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has engaged in conduct that constitutes Cause under this Agreement. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company (y) no termination shall be treated as a termination for “Cause” unless, after the Executive and his counsel have had an opportunity to be heard by the Board, the Board reaches a finding through a vote of at least three-quarters of the entire Board that Cause exists, and (z) in the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes by clear and convincing evidence that Cause exists.”
3.	The following proviso is hereby added to the end of the second sentence of Section 8(c) of the Agreement:
“provided, that such lump sum payment shall be reduced by any disability benefits that the Executive is entitled to pursuant to plans or arrangements of the Company.”
4.	Section 8(d) is hereby amended and restated in its entirety to read as follows:
“Extension or Renewal; Retirement. The Term of Employment may be extended or renewed upon mutual agreement of Executive and the Company. If (i) the Term of Employment is not extended or renewed on terms mutually acceptable to Executive and the Company and if this Agreement has not already been terminated for reasons stated in Section 8(a), (b) or (c) of this Agreement, or (ii) if Executive retires from the Company on or after September 1, 2006, Executive shall be paid, within 30 days of separation from the Company, a lump sum equal to his then-current Minimum Base Salary plus the Prior Bonus. In addition, Executive’s health insurance benefits shall be continued for 12 months at the Company’s cost; provided, however, that in the case of health insurance continuation, the Company’s obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.”
5.	The following proviso is hereby added to the end of the final sentence of Section 8(g) of the Agreement:
“provided, however, that such consideration, compensation, and benefits shall be reduced by any death benefits that the Executive’s estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company.”
6.	The following is hereby added as Section 8(h) of the Agreement:
“Section 409A. Notwithstanding anything to the contrary in this Agreement, the payment of consideration, compensation, and benefits pursuant to this Section 8 shall be interpreted and administered in manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code.”
7.	The parties acknowledge and agree that this Amendment is an integral part of the Agreement. Notwithstanding any provision of the Agreement to the contrary, in the event of any conflict between this Amendment and the Agreement or any part of either of them, the terms of this Amendment shall control.

8.	Except as expressly set forth herein, the terms and conditions of the Agreement are and shall remain in full force and effect.

9.	The Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.

10.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11.	This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

MYLAN LABORATORIES INC.

By:	/s/ Robert J. Coury

Name: Robert J. Coury
Title: Vice Chairman and CEO

/s/ Louis J. DeBone

Louis J. DeBone

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